Exhibit 23.2

CONSENT OF PROFESSIONAL GEOLOGIST

I hereby consent to the inclusion and reference of statements made by me regarding the Dunfee Property leased by Diversified Resources Inc. in the Form S-1 Registration Statement, to be filed by Diversified Resources Inc. with the United States Securities and Exchange Commission. I further concur with the summary of my geologic report for the Dunfee Property, Esmeralda County, Nevada, by Diversified Resources Inc. included in the Form S-1 and agree to being named as an expert in the Form S-1.

Dated in Sparks, Nevada: June 28, 2011

/s/ Robert D. Thomas, Jr.
Robert D. Thomas, Jr.